EXHIBIT 99

News
For Immediate Release July 24, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS
DILUTED EARNINGS PER SHARE OF $0.70 FOR THE SECOND QUARTER

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Sales Increase 8 percent to $202.4 Million

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NEW YORK, July 24 -- Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $14.3 million, a 2-percent increase over the $14.0 million reported in the second quarter of 2002. Diluted earnings per common share were $0.70 compared with $0.67 in the same period last year, a 4-percent increase. The results include the effect of the company's agreement with International Paper Company (IP), which reduced earnings by approximately $0.04 per share for the quarter. On May 28, 2003, the company announced that it had reached a two-part agreement with International Paper to extend eight satellite precipitated calcium carbonate (PCC) plant supply contracts and that it had initiated joint efforts to develop new mineral-based products for papermaking applications. As part of this technology effort, the company acquired an exclusive license for patented technology held by International Paper relating to the use of novel fillers, such as PCC and fiber composites, in manufacturing paper and paperboard.

    "We are satisfied with our overall financial performance considering the underlying weakness in the economy during the latter part of the second quarter," said Paul R. Saueracker, chairman, president and chief executive officer. "We are also extremely pleased that we have resolved the outstanding issues regarding PCC supply with International Paper, our largest customer."

     Under the agreement, eight contracts between International Paper and Minerals Technologies for operation of satellite PCC plants at IP mills in the United States and Europe have been extended to various dates up to 2015, each in accordance with its terms. Minerals Technologies' sales to International Paper in 2002 represented approximately 11.5 percent of the company's total sales.

     Worldwide sales in the quarter increased 8 percent to $202.4 million from $186.8 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $9 million, or 5 percentage points of sales growth. Income from operations of $21.6 million was 3 percent higher than the $21.0 million reported for the second quarter of 2002.

     For the first six months of 2003, net income declined 6 percent to $25.8 million from $27.5 million last year. In the first quarter of 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of this accounting change was a non-cash after-tax charge to earnings of approximately $3.4 million. Excluding the cumulative effect of this accounting change, which was related to retirement obligations associated with the company's satellite PCC facilities and its mining properties, net income for the first six months would have increased 6 percent to $29.2 million from $27.5 million. Diluted earnings per common share decreased 5 percent to $1.27 from $1.33 for the same period in 2002. For the six months of 2003, diluted earnings per share before the cumulative effect of the accounting change increased 8 percent to $1.44 from $1.33.

     Worldwide sales for the first six months of 2003 increased 10 percent to $403.8 million from $365.8 million reported last year. The favorable impact of foreign exchange on sales for the first six months of 2003 represented approximately 4 percentage points of growth. Operating income for the first six months of 2003 was $44.1 million, a 4-percent increase over the $42.4 million reported in the first half of 2002.

     Sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 8 percent to $137.4 million from $127.7 million in the comparable quarter of 2002. Income from operations for the second quarter of 2003 was approximately $15.6 million, the same amount as the previous year. Growth in operating income for this segment was affected by the agreement with International Paper and the December 2002 shutdown of a satellite PCC plant in Maine. For the first six months of 2003, Specialty Minerals sales increased 9 percent to $275.1 million from $252.0 million in the same period in 2002. Income from operations for the six months increased 1 percent to $31.1 million from $30.8 million for the same period last year.

     Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 3 percent to $106.6 million compared with $103.3 million in the second quarter of 2002. For the six months, PCC sales increased 5 percent, to $215.8 million from $206.2 million last year.

     Sales of PCC used for filling and coating paper had a 2-percent growth in tonnage in the second quarter, despite weakness in the worldwide paper industry and the shutdown of its satellite PCC facility at Great Northern Paper Company in Millinocket, Maine, which was idled in December 2002 before Great Northern entered into bankruptcy. The Great Northern paper mills have since been sold, and Minerals Technologies expects the satellite PCC facility to resume operation in 2004.

     "Despite the continued decline in the worldwide uncoated free-sheet paper market--our primary end-use market--our PCC business continued to grow," said Mr. Saueracker. "This growth came from the ramp-up of new and recently expanded facilities and from the favorable effects of foreign exchange."

     Sales of Specialty PCC, used in non-paper applications, continued to be weak as a result of poor industry conditions and a more competitive environment in the consumer market for calcium-fortified products.

     Worldwide sales of Processed Minerals products increased 26 percent in the second quarter to $30.8 million from $24.4 million in the same period in 2002. Excluding the September 2002 acquisition of Polar Minerals Inc., sales growth was 4 percent. For the six months, sales of Processed Minerals products increased 29 percent to $59.3 million from $45.8 million for the first half of 2002. This growth was also primarily attributable to the Polar Minerals acquisition. These products are used in the building materials, steel, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

     Sales in the Refractories segment, the products of which are used primarily in the steel industry, increased 10 percent to $65.0 million from $59.1 million in the same period of 2002. Income from operations increased 11 percent to $6.0 million from $5.4 million in the same period of 2002. This segment was affected by weakness in Asia and North America. For the first six months of 2003, net sales of refractory products were $128.7 million, a 13-percent increase from $113.8 million reported in the first half of 2002. Income from operations for the six months increased 12 percent to $13.0 million from the $11.6 million in the prior year.

     "Although our first half 2003 results were positive and reflect the success of our key strategies and programs, we are seeing signs of weakness in the worldwide economy that could adversely affect our financial performance," said Mr. Saueracker.

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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc., call 1-888-MTX-NEWS (689-6397); or, look on the Internet at http://www.mineralstech.com/

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data)
	(unaudited)

	Second Quarter		%	Six months		%
	2003	2002	Change	2003	2002	Change

Net sales	$202,374	$186,828	8	$403,824	$365,828	10
Operating costs and expenses:
Cost of goods sold	152,378	140,662	8	304,061	274,086	11
Marketing and administrative expenses	21,862	19,357	13	42,999	37,793	14
Research and development expenses	6,535	5,825	12	12,620	11,529	9

Income from operations	21,599	20,984	3	44,144	42,420	4
Non-operating deductions - net	1,441	1,021	41	2,468	2,959	(17)

Income before provision for taxes on income and minority interests	20,158	19,963	1	41,676	39,461	6

Provision for taxes on income	5,494	5,599	(2)	11,628	11,234	4

Minority interests	381	367	4	848	687	23

Income before cumulative effect of accounting change	14,283	13,997	2	29,200	27,540	6

Cumulative effect of accounting change, net of tax	0	0		3,433	0

Net income	$14,283	$13,997	2	$25,767	$27,540	(6)

Weighted average number of common shares outstanding:
Basic	20,094	20,457		20,105	20,221

Diluted	20,335	20,973		20,279	20,768

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.71	$0.68	4	$1.45	$1.36	7
Cumulative effect of accounting change	0	0		(0.17)	0
Basic earnings per share	$0.71	$0.68	4	$1.28	$1.36	(6)

Diluted
Before cumulative effect of accounting change	$0.70	$0.67	4	$1.44	$1.33	8
Cumulative effect of accounting change	0	0		(0.17)	0
Diluted earnings per share	$0.70	$0.67	4	$1.27	$1.33	(5)

Cash dividends declared per common share	$0.025	$0.025		$0.05	$0.05

1) For the periods ended June 29, 2003 and June 30, 2002.
2) Sales increased approximately 4% in the United States in the second quarter and 6% for the first six months of 2003.
International sales increased approximately 15% in the second quarter and 18% for the first six months of 2003.
3) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations."
Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in the second quarter and $0.4 million for the first six months of 2003. Such charges are included in cost of goods sold.
4) The results of operations for the interim period ended June 29, 2003 are not necessarily indicative of the results that ultimately might be achieved for the current year.
5) The analyst conference call to discuss operating results for the second quarter is scheduled for July 25, 2003 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			June 29, 2003*	December 31, 2002**

	Current assets:
	Cash & cash equivalents		45,771	31,762
	Accounts receivable, net		148,299	129,608
	Inventories		82,065	82,909
	Other current assets		50,958	46,686
	Total current assets		327,093	290,965

	Property, plant and equipment		1,178,394	1,116,004
	Less accumulated depreciation		622,094	578,580
	Net property, plant & equipment		556,300	537,424

	Goodwill		51,721	51,291
	Other assets and deferred charges		33,042	20,197

	Total assets		968,156	899,877

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		32,503	31,331
	Accounts payable		38,701	37,435
	Other current liabilities		62,310	55,171
	Total current liabilities		133,514	123,937

	Long-term debt		99,037	89,020
	Other non-current liabilities		99,703	92,763
	Total liabilities		332,254	305,720

	Total shareholders' equity		635,902	594,157

	Total liabilities and shareholders' equity		968,156	899,877

*	Unaudited.
**	Condensed from audited financial statements.